EXHIBIT 4.1

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                            FINE AIR SERVICES CORP.,
                                   As Issuer;

                            FINE AIR SERVICES, INC.,
                           AGRO AIR ASSOCIATES, INC.,
                              ARROW AIR, INC., and
                            FINE/AAA INTERAIR, INC.,
                            As Subsidiary Guarantors;

                                       AND

                              THE BANK OF NEW YORK,
                                   As Trustee


                          FIRST SUPPLEMENTAL INDENTURE


                            DATED AS OF JUNE 30, 2000


                    TO THE INDENTURE DATED AS OF JUNE 5, 1998


                       $200,000,000 SERIES A AND SERIES B

                          9-7/8% SENIOR NOTES DUE 2008


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          FIRST SUPPLEMENTAL INDENTURE

         This FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of June 30, 2000, is among FINE AIR SERVICES CORP., a Delaware corporation (the "Company"), FINE AIR SERVICES, INC. ("FASI"), AGRO AIR ASSOCIATES, INC. ("Agro"), ARROW AIR, INC. ("Arrow"), and FINE/AAA INTERAIR, INC. ("AAA;" and, together with FASI, Agro and Arrow, the "Subsidiary Guarantors") and THE BANK OF NEW YORK, as Trustee (the "Trustee"), and amends and supplements that certain Indenture (the "Existing Indenture;" the Existing Indenture, as amended by this Supplemental Indenture, and as further amended, supplemented or modified pursuant to Article IX of the Indenture, being hereinafter referred to as the "Indenture"), dated as of June 5, 1998, pursuant to which the Company originally issued $200,000,000 in principal amount of its 9-7/8% Senior Notes due 2008 (the "Existing Notes;" and, as amended pursuant to the terms of this Supplemental Indenture and the Restructuring Agreement, and as thereafter amended and modified as permitted by Article IX of the Indenture, the "Notes").

                                    RECITALS

         WHEREAS, the Company, Arrow and AAA wish for Arrow and AAA to enter into this Supplemental Indenture to become Subsidiary Guarantors as required by
Section 4.18 of the Existing Indenture; and

         WHEREAS, the Company and the Subsidiary Guarantors wish to grant Liens and security interests in certain of their assets and properties as collateral to the Trustee, for the equal and ratable benefit of the Holders, to secure the Indebtedness of the Company and the Subsidiary Guarantors under the Notes and their obligations under the Indenture; and

         WHEREAS, the Company and the Subsidiary Guarantors wish to make the other changes to the Existing Indenture and the Existing Notes which are provided herein; and

         WHEREAS, the Holders of all of the outstanding Existing Notes have consented to the modification of the terms of the Existing Notes to be the terms of the Notes set forth in Exhibit A hereto; and

          WHEREAS, the Holders of all of the outstanding Existing Notes have directed the Trustee to enter into this Supplemental Indenture, and the Trustee is willing to enter into this Supplemental Indenture; and

         WHEREAS, all the requirements of law and of the Existing Indenture have been fully complied with and all other acts and things necessary to make the Notes and the Indenture (in each case, as amended by this Supplemental Indenture) valid, binding and legal instruments have been done and performed;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee hereby agree, for the equal and ratable benefit of the Holders of the Notes, as follows:

1.   CONSTRUCTION.

         1.1      Defined Terms; Rules of Construction.

         Capitalized terms used and not defined herein shall have the same meanings given to them in the Existing Indenture. The provisions of Section 1.03 and 1.04 of the Existing Indenture expressly apply to this Supplemental Indenture, mutatis mutandis. In the event of any conflict between the terms of this Supplemental Indenture and the TIA, the TIA shall control.

         1.2      Merger with Indenture.

         This Supplemental Indenture is supplemental to the Existing Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as a part of, the Indenture for any and all purposes.

         1.3      Effectiveness.

         This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Subsidiary Guarantors and the Trustee.

         1.4      Governing Law.

         THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

2.   ASSUMPTION OF GUARANTY BY ARROW AND AAA.

         2.1      Arrow and AAA Subject to Indenture.

         Each of Arrow and AAA expressly agrees that it is, and hereafter shall be, a Subsidiary Guarantor, that it expressly assumes the Subsidiary Guarantee and that it is subject in all respects to the provisions of the Indenture to the extent provided in Article X thereof.

         2.2      No Release.

         By virtue of the agreements of Arrow and AAA in Section 2.1 of this Supplemental Indenture, neither the Company nor any other Subsidiary Guarantor shall be relieved of any obligation pursuant to the Notes, the Subsidiary Guarantee or otherwise pursuant to the Indenture.

3.   DECLARATION OF TRUST FOR THE SECURITIES.

         3.1      The Trust Estate.

         The Trustee does hereby declare (and each of the Company and each Subsidiary Guarantor hereby consents thereto) that it holds as trustee in trust under the Indenture all of the right, title and interest of the Trustee in, to and under the following (such right, title and interest of the Trustee is referred to herein, collectively, as the "Trust Estate"):

                  (a)   each Collateral Document;

                  (b)   all of the Collateral;

                  (c) each Collateral Payment and other amount of cash held by the Trustee for the benefit of the Holders; and

                  (d) any and all other property and any and all other rights, interests, privileges and positions granted to the Trustee in accordance with the provisions hereof and pursuant to or in connection with the provisions of the Collateral Documents;

to have and to hold all and singular, the Trust Estate as security for, and as additional sources of payment of, all Note Obligations (as hereinafter defined), and for the uses and purposes and subject to the terms and provisions set forth in the Indenture; in trust, nevertheless, under and subject to the terms and conditions herein set forth and for the benefit of the Holders and for the enforcement of the prompt and complete payment when due of, and performance and observance of, all Note Obligations.

4.   AMENDMENTS TO THE INDENTURE.

         4.1      Declaration of Trust.

         The Existing Indenture is hereby amended by adding the following Declaration of Trust immediately following the third introductory paragraph thereof and immediately preceding the heading of Article I:

                  "The Trustee does hereby declare (and each of the Company and each Subsidiary Guarantor hereby consents thereto) that it holds as trustee in trust under this Indenture all of the right, title and interest of the Trustee in, to and under the following (such right, title and interest of the Trustee is referred to herein, collectively, as the "Trust Estate"):

                           "(a)   each Collateral Document;

                           "(b)   all of the Collateral;

                           "(c)   each Collateral Payment and other amount of
                  cash held by the Trustee for the benefit of the Holders; and

                           "(d)   any and all other property and any and all
                  other rights, interests, privileges and positions granted to the Trustee in accordance with the provisions hereof and pursuant to or in connection with the provisions of the Collateral Documents;

                  "TO HAVE AND TO HOLD all and singular, the Trust Estate as security for, and as additional sources of payment of, the Note Obligations, and for the uses and purposes and subject to the terms and provisions set forth in this Indenture;

                  "IN TRUST NEVERTHELESS, under and subject to the terms and conditions herein set forth and for the benefit of the Holders and for the enforcement of the prompt and complete payment when due of, and performance and observance of, all Note Obligations; and

                  "IT IS HEREBY FURTHER COVENANTED AND AGREED that the Trust Estate is to be held and applied by the Trustee subject to the further covenants, conditions, uses and trusts hereinafter set forth:"

         4.2      Additions to Section 1.01.

         Section 1.01 of the Existing Indenture is amended by adding the following definitions in their proper alphabetical order:

                  "'Collateral' means those assets and properties owned by the Issuer and Subsidiary Guarantors which are listed or otherwise described on Schedule 1.01 attached hereto."

                  "'Collateral Documents' means the documents listed on Schedule 1.01(a) attached hereto; the documents to be executed in connection with the Hushkit Loan which shall be entered into by the Trustee upon written direction of the Majority Note Holders and receipt of an Officer's Certificate and an Opinion of Counsel (with respect to the documents to be executed between the Trustee, the Company or any Restricted Subsidiary in connection with the Hushkit Loan), which documents shall be in form satisfactory to the Trustee; and all other mortgages, pledge agreements, security agreements and other similar agreements and conveyances executed or required to be executed by the Company or any Restricted Subsidiary pursuant to Section 4.21."

                  "'Collateral Payments' means any cash amounts received by the Trustee, the Company or any Subsidiary Guarantor as payments in respect of the Collateral, whether resulting from a sale or transfer of Collateral (whether or not constituting an Asset Sale), from an Event of Loss, or from the enforcement or exercise of any rights of the Trustee or the Holders under any Collateral Documents, or otherwise constituting Collateral or the proceeds thereof; provided, however, that, so long as no Event of Default shall have occurred and be continuing, the term "Collateral Payments" shall not mean or include any cash amounts received or receivable by the Company or any Subsidiary Guarantor in respect of their use or operation of the Collateral in the ordinary course of business."

                  "'Company Order' means a written request of the Company, executed by an Officer of the Company, and directed to the Trustee."

                  "'Event of Loss' means and includes any loss, theft, seizure of possession or title (including governmental requisition), damage, destruction, or taking or other eminent domain action with respect to any of the Collateral."

                  "'Fiscal Year' means the 12 month period ending on December 31 of each year or such other fiscal year as may be adopted by the Issuer from time to time. Upon any change in the Issuer's Fiscal Year, any provisions herein that set forth limits that are applicable to a Fiscal Year shall be deemed to be prorated as appropriate to reflect the change in the Issuer's Fiscal Year.

                  "'Hushkit Collateral' means, as to the following airframes, the 16 engines attached thereto and related hushkits financed by the Hushkit Loan:

                           "(a)   DC8-62, registration number N1804;

                           "(b)   DC8-62, registration number N810BN;

                           "(c)   DC8-62, registration number N802BN; and

                           "(d)   DC8-63, registration number N4935C; provided,
                  however, that the Lien granted or to be granted on such DC8-63 securing the Hushkit Loan shall be released in the event that the Company has determined on or prior to December 31, 2000, not to finance the purchase of the hushkit to install on such airframe with the proceeds of the Hushkit Loan."

                  "'Hushkit Loan' means the financing and refinancing of the acquisition of up to four (4) hush kits, to be funded on or before August 31, 2000 pursuant to that certain lease facility providing up to $10.2 million of financing, which financing is payable over a term of approximately 60 months, pursuant to a Lease Facility Agreement between Equity Merchant Banking Corporation L.C., for itself and as agent, as lessor, and Agro Air Associates, Inc., as lessee, and the other documents executed and delivered in connection therewith, and any amendments, modifications or refinancings thereof that do not increase the Indebtedness or obligations of Agro Air Associates, Inc. thereunder."

                  "'Majority Note Holders' means, at any time, the Holders of a majority of the principal amount of the Notes then outstanding.

                  "'Non-Core Assets' means (a) spare parts, gas turbine engines and other fixed assets (excluding airframes) that are not, at the time of any determination of which assets are Non-Core Assets, being used by the Company or any of its Restricted Subsidiaries in the ordinary course of the operations of their business and which the Board of

         Directors of the Company has determined in good faith, on or after June 30, 2000, will not be needed or used by the Company or any of its Restricted Subsidiaries, (b) the L1011-500 aircraft, registration number N596AH, serial number 193J-1196, the parts of which the Company intends to cause to be sold, and (c) those of the airframes listed on
         Schedule 1.01(b) attached hereto which, as of the date of determination, are not airworthy and can not be flown.

                  "'Non-Core Retention Amount' means (a) up to $12,500,000 of proceeds from the sale of Non-Core Assets between July 1, 2000 and December 31, 2000, and (b) during each subsequent Fiscal Year, up to the sum of (i) $5,000,000 of proceeds from the sale of Non-Core Assets, plus (ii) the lesser of (x) the amount by which the amount of Non-Core Assets sold in the preceding Fiscal Year was less than the Non-Core Retention Amount applicable to such Fiscal Year, or (y) $5,000,000 (except that, with respect to the sale of Non-Core Assets during the 2001 Fiscal Year, the amount under this clause (y) shall be $12,500,000), in each case regardless of whether some or all of the proceeds constitute Collateral Payments and regardless of whether the transaction that generated such proceeds constituted an Asset Sale.

                  "'Note Obligations' means and includes:

                           "(a) the principal of, premium, interest and
                  Liquidated Damages, if any, on the Notes, whether due at the maturity thereof, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest and Liquidated Damages, if any, and the premium, if any, on the Notes, if any, to the extent lawful;

                           "(b) all other Obligations of the Company to the
                  Holders or the Trustee under the Indenture;

                           "(c) all obligations and liabilities of each
                  Subsidiary Guarantor pursuant to Article X; and

                           "(d) the performance of the respective covenants of
                  the Company and the Subsidiary Guarantors herein and in each of the Collateral Documents contained;

         "in each case, whether or not such obligations and liabilities are reduced to judgment, liquidated, unliquidated, evidenced by any note or other instrument, direct or indirect, absolute or contingent, due or to become due, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not any such obligations and liabilities are discharged, stayed or otherwise affected by any proceeding."

                  "'Replacement Asset' means any asset (including capitalized maintenance) which is purchased or otherwise acquired or manufactured by the Issuer or any Restricted Subsidiary in exchange, substitution or replacement for any of the Collateral."

                  "'Restructuring Agreement' means the Restructure Agreement dated as of June 30, 2000 among the Company, the Subsidiary Guarantors and the Holders with respect to the Indenture and the Notes."

         4.3      Amendments to Section 1.01.

                  (a) Amendment of Definition of "Asset Sale." Clause (vii) of the second sentence of the definition of "Asset Sale" in Section 1.01 of the Existing Indenture is amended in its entirety to read as follows:

                           "(vii) so long as no Default or Event of Default
                  shall occur and shall be continuing, any transfers that, but for this clause (vii) would be Asset Sales, if after giving effect to such transfers, the aggregate fair market value of the properties or assets transferred in such transaction or any such series of related transactions does not exceed $500,000."

         The remainder of the definition of "Asset Sale" shall remain unchanged.

                  (b) Amendment of Definition of "Permitted Indebtedness." The definition of "Permitted Indebtedness" in the Existing Indenture is hereby amended by deleting the word "and" following the semicolon in clause (viii) of such definition; replacing the period at the end of clause (ix) thereof with the phrase "; and"; and adding, immediately following such new phrase the following:

                           "(x) Indebtedness outstanding in respect of the
                  Hushkit Loan; provided, however, that:

                                    "(A) the aggregate principal amount of such
                           Indebtedness shall not exceed $10,200,000;

                                    "(B) the principal amount of such
                           Indebtedness drawn for the hushkit/conversion of DC8-63, registration number N4935C, serial number 45931, shall not exceed the lesser of (x) $2,295,000, or (y) the aggregate purchase price of such hush kit; and

                                    "(C) the aggregate principal amount of such
                           Indebtedness in excess of the sum of:

                                             "(I) the amount set forth in the
                                    immediately preceding clause (B); plus

                                            "(II) the amount actually expended
                                    to complete the purchase from Burbank
                                    Aeronautical Corporation III of hush kit No.
                                    94 to be installed on the engines used on aircraft DC8-62, registration number N810BN;

                           shall not at any time exceed $5,610,000."

         The remainder of the definition of "Permitted Indebtedness" shall remain unchanged.

         (c) Amendment of Definition of "Permitted Liens." The definition of "Permitted Liens" in the Existing Indenture is hereby amended by deleting the word "and" following the semicolon in clause (x) of such definition, deleting clause (xi) of such definition in its entirety and adding after the remaining portion of clause (x) of such definition the following:

                           "(xi)  Liens securing the Note Obligations;

                           "(xii) Liens, solely on the Hushkit Collateral,
                  securing the Hushkit Loan, which Liens will have priority over the Liens securing the Note Obligations;

                           "(xiii) Liens existing on the date hereof which are
                  listed on Schedule 1.01(c) attached hereto, provided that such Liens secure only such Indebtedness incurred pursuant to a loan or credit facility in effect on June 30, 2000 in an amount not exceeding the maximum amount of Indebtedness which can be incurred under such existing facility, or is or can be incurred in connection with the restatement, amendment or refinancing of any such existing loan or credit facility, up to but not in excess of the maximum amount of Indebtedness which can be incurred under the existing facility being restated, amended or refinanced; and

                           "(xiv) Liens, other than the Liens referred to in
                  clauses (i) through (xiii) above, on assets acquired by the Company or any Restricted Subsidiary after the date hereof and not constituting Replacement Assets; provided, that the sum of the aggregate amount of all Indebtedness secured by such additional Liens and the Permitted Liens referred to in clauses (xi), (xii) and (xiii) above, shall not exceed the result of (a) the sum of (x) the Company's Consolidated Tangible Assets, plus (y) $20.0 million, minus (b) the sum of
                  (x) the total amount of outstanding Senior Unsecured Debt, plus (y) the total amount of the Note Obligations."

         The remainder of the definition of "Permitted Liens" shall remain unchanged.

         4.4      Addition to Article II.

         Article II of the Existing Indenture shall be amended by adding at the end thereof a new Section 2.17, which shall read in its entirety as follows:

                  "Section 2.17     Capitalization of June 1, 2000, Interest

                  "Notwithstanding any other provision of this Indenture to the contrary, the Company, each Subsidiary Guarantor and the Trustee shall comply, and the Trustee shall cause the Paying Agent and the Registrar to comply, with Section 5.3 of that First Supplemental Indenture, dated as of June 30, 2000, among the Company, the Subsidiary Guarantors and the Trustee."

         4.5      Amendment to Section 4.02.

         Section 4.02 of the Existing Indenture shall be amended and restated in its entirety to read as follows:

                  "(a) Following the earlier of the effective date of the Exchange Offer Registration Statement and the effective date of the Shelf Registration Statement (if any), whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file with the Commission, to the extent such filings are accepted by the Commission, all quarterly and annual reports and other information, documents and reports that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company will also (i) file with the Trustee (with exhibits), and provide to each Holder (without exhibits), without cost to that Holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were subject to Section 13 or 15(d) of the Exchange Act and (ii) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, supply at its cost copies of such reports and documents (including any exhibits thereto) to any Holder promptly on its written request. For so long as any Notes remain outstanding, the Company will also furnish to the Holders and beneficial holders of Notes and to prospective purchasers of Notes designated by the Holders of Transfer Restricted Securities (as defined in the Registration Rights Agreement) and to broker-dealers, on their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Following June 30, 2000, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company and each Subsidiary Guarantor, in addition to complying with the requirements of this Section 4.02(a) and Section 4.03, shall comply in every other respect with section 314(a) of the TIA.

                  "(b) Promptly after the execution and delivery of each Collateral Document, and at least annually following June 30, 2000, the Company, each Subsidiary Guarantor and any other obligor on the Notes shall provide to the Trustee the Opinion of Counsels regarding the recording and filing of such documents required by section 314(b) of the TIA. The Company, each Subsidiary Guarantor and any other obligor on the Notes also shall provide to the Trustee each and all of the reports, Opinions of Counsel, certificates, reports or opinions of accountants, engineers, appraisers or other professionals and other evidence of compliance required by section 314(c) and section 314(d) of the TIA.

         4.6      Additions to Article IV.

         Article IV of the Existing Indenture shall be amended by adding to the end of such Article IV a new Section 4.19, a new Section 4.20, a new Section 4.21, and a new Section 4.22 each to read in its entirety as follows:

                  "Section 4.19.    Application of Collateral Payments.

                  "Notwithstanding the provisions of Section 4.16 hereof or any other provision of this Indenture or of any document executed or delivered pursuant to the terms hereof, except as otherwise expressly provided in this Section 4.19 or in Section 4.20:

         "(a) without the prior written consent of the Majority Note Holders, neither the Company nor any Restricted Subsidiary shall sell or transfer any of the Collateral except in consideration for the payment in cash of the fair market value of such Collateral (the determination of which, at any time that an Event of Default shall not have occurred and be continuing, may be made in good faith by the Board of Directors unless the Collateral that is being sold in one transaction or a series of related transactions has a fair market value or book value in excess of $25,000,000; if the fair market value or book value of the Collateral being sold is in excess of $25,000,000, then the sale shall not be made unless the Majority Note Holders concur in such determination by the Board of Directors of the Company as to such fair market value);

         "(b) if the Company or any Restricted Subsidiary receives any Collateral Payment, then the Company or that Restricted Subsidiary, as the case may be, shall, except for such amounts, if any, as the Company is permitted to retain therefrom pursuant to Section 4.20 hereof, pay all of such Collateral Payments to the Trustee (net, in the case of sale proceeds, of expenses of closing the transaction);

         "(c) if the Trustee receives any payment pursuant to subsection (b) of this Section 4.19 or if the Trustee otherwise receives any Collateral Payment (except for such amounts, if any, as the Company is permitted to receive therefrom pursuant to Section 4.20 hereof), the Trustee shall promptly apply the amount received by the Trustee to the Note Obligations in accordance with the provisions of Section 6.10; provided, however, that if no Event of Default shall have occurred and be continuing, then the Trustee shall not apply such Collateral Payment to the Note Obligations until after the expiration of at least forty-five (45) days from the receipt thereof by the Trustee, and if:

                           "(i) the Company shall commit, by notice to the
                  Trustee and the Holders given within forty-five (45) days after the earlier of (x) receipt of such Collateral Payment by the Trustee pursuant to subsection (b) or this subsection (c), or (y) receipt of such Collateral Payment by the Company or any Restricted Subsidiary, to invest all or any part of such Collateral Payment in the purchase of properties or assets that replace the properties or assets that generated the Collateral Payment, or in airframes, engines, related fixed assets or other fixed assets that are being, or will be, used in the business of the Company and its Restricted Subsidiaries or in a Related Business (together with any short-term assets incidental thereto) within 180 days after the receipt of such Collateral Payment;

                           "(ii) no Default or Event of Default shall be
                  continuing on the date such investment is to be made;

                           "(iii) the Company or such Restricted Subsidiary
                  shall grant in favor of the Trustee a first priority perfected Lien in the new properties or assets in which it invests pursuant to such commitment; and

                           "(iv) the Company shall deliver an Officers'
                  Certificate to the Trustee describing the terms of such investment and the date (which shall in all cases, be not more than 180 days after the date that such Collateral Payment was received) of such proposed investment and stating that no Default or Event of Default is continuing;

         "then the Trustee shall pay to the Company (or to such Restricted Subsidiary as may be designated by the Company) on the date of such proposed investment, for the sole purpose of making such investment, an amount not exceeding the lesser of the amount of the proposed investment and the amount of the cash portion of the applicable Collateral Payment. The amount of the Collateral Payments not so invested as provided above in the foregoing proviso shall also be applied to the Note Obligations in accordance with the provisions of
         Section 6.10 on the 181st day following the receipt by the Company, such Restricted Subsidiary or the Trustee of such sale proceeds or other Collateral Payment. Pending application of such Collateral Payments pursuant to this Section 4.19, the Trustee shall invest such Collateral Payments in Cash Equivalents.

                  "In the case of any event that generates a Collateral Payment, all Liens of the Trustee upon the applicable Collateral shall be deemed to continue in all Collateral Payments, all other proceeds of the sale or other disposition of such Collateral, and all assets acquired by the reinvestment of such Collateral Payments, and the Company and each Restricted Subsidiary shall comply with the provisions of this Section
         4.19 and Section 4.21 with respect to the Lien in such proceeds. Upon a Company Order, accompanied, if reasonably requested by the Trustee, by an Officers' Certificate and Opinion of Counsel to the effect that the conditions set forth in this Indenture for the release of such Liens has been satisfied and that the Company or such Restricted Subsidiary has complied with the provisions of this Section 4.19, Section 4.20, and Section 4.21 with respect to the Collateral Payments and any reinvestment thereof, the Trustee shall execute such instruments and documents as the Company shall reasonably request to effectuate the release of record of such Liens and reconveyance of such Collateral so disposed of.

                  "Notwithstanding the foregoing provisions of this Section 4.19 and any other provisions of this Indenture (but subject to the provisions of the next paragraph), if the Trustee receives any Collateral Payment after the Notes have become due and payable pursuant to Section 6.02 (and so long as any declaration by the Holders to such effect pursuant to Section 6.02(a) has not been rescinded pursuant to
         Section 6.02(c)), then such Collateral Payments shall be applied (and if the Company or any Restricted Subsidiary receives any Collateral Payment after the Notes have become due and payable pursuant to Section
         6.02 (and so long as any declaration by the Holders to such effect pursuant to Section 6.02(a) has not been rescinded pursuant to Section 6.02(c)), then the Company or that Restricted Subsidiary, as the case may be, shall pay all of such Collateral Payment to the Trustee for application) in accordance with the provisions of Section 6.10.

                  "Notwithstanding the foregoing provisions of this Section 4.19 and any other provisions of this Indenture, nothing in this Section
         4.19 is intended to apply to Collateral Payments constituting proceeds of the Hushkit Collateral until all of the obligations of the Issuer and the Subsidiary Guarantors under the Hushkit Loan have been paid in full (but this Section 4.19 shall apply to the amount of any Collateral Payments that are in excess of such amount as is necessary in order for all of the obligations of the Issuer and the Subsidiary Guarantors under the Hushkit Loan to have been paid in full)."

                  "Section 4.20.    Proceeds from Sales of Non-Core Assets.

                  "If the Company or any Restricted Subsidiary receives any proceeds from the sale of Non-Core Assets (regardless of whether such Non-Core Assets are Collateral and regardless of whether the sale is an Asset Sale) so long as no Event of Default shall have occurred and shall be continuing, the Company or such Restricted Subsidiary may retain, for use in its business, up to the amount by which (a) the Non-Core Retention Amount exceeds (b) the amounts previously retained by the Company and its Restricted Subsidiaries in the aggregate from sales of Non-Core Assets during the applicable Fiscal Year of the Company. Any amounts that are in excess of the amounts that the Company and its Restricted Subsidiaries are permitted to use pursuant to this
         Section 4.20 (or with respect to which this Section

         4.20 is not relevant) shall be paid, delivered or used in accordance with Section 4.16 with respect to Asset Sales relating to assets that are not Collateral and Section 4.19 with respect to Collateral Payments. Neither the Company nor any of its Restricted Subsidiaries shall sell any Non-Core Assets which are included in the Collateral unless (i) such sale is in compliance with Section 4.19(a) and (ii) with respect to sales of airframes, prior to consummating such sale, the Company shall deliver to the Trustee and to the Holders a written notice describing the terms of such sale and the identity of the purchaser, and certifying that the assets that are to be sold are Non-Core Assets, as defined herein. Each month, commencing with July, 2000, the Issuer shall give to the Trustee and the Holders a written notice listing all sales of Non-Core Assets that occurred during the preceding month, which notice shall describe the terms of each such sale and set forth the identity of the purchaser.

                  "Section 4.21.    Maintenance of Liens; Further Assurances.

                  "The Company shall at all times take all action necessary to maintain the Liens provided for under or pursuant to the Collateral Documents as valid and perfected Liens on the property intended to be covered thereby (subject only to Permitted Liens) and supply all information to the Trustee necessary for such maintenance. The Company will provide to the Trustee and each of the Holders on an annual basis, commencing with the first anniversary of this Indenture, an Opinion of Counsel as required by section 314(b)(2) of the TIA and an Officer's Certificate stating what filings or other actions are required to be made or taken by the Trustee or the Company during the next twelve months so as to maintain the perfection and priority of all Liens provided for under or pursuant to the Collateral Documents. The Company and each Subsidiary Guarantor hereby agree that, with the consent of the Majority Note Holders, any Holder may make filings of continuation statements under the Uniform Commercial Code of any jurisdiction, as required to maintain the perfection of any Lien created under the Collateral Documents, and the Trustee agrees (a) to execute any such continuation statements as are prepared by or at the direction of any such Holder and delivered to the Trustee for execution, and (b) to cause such executed continuation statements to be delivered to such Holder for filing by such Holder. Neither the Trustee nor any Holder shall have any obligation to prepare any such continuation statement."

                  "Section 4.22.    Maintenance of Insurance.

                  "(a) The Company will maintain, and will cause each of its Restricted Subsidiaries to maintain, with reputable insurance companies, insurance on all the Collateral in at least such amounts and against at least such risks (including without limitation aviation risks) as are usually insured against in the same general area by prudent companies engaged in the same or a similar business; provided, however, that such insurance shall in any event:

                            "(i) insure the tangible Collateral against risk of
                  physical damage including, without limitation, loss by fire, explosion, theft and such other casualties in an amount not less than the replacement cost value thereof, less deductibles to the extent customary for similar Persons engaged in similar businesses, with all physical damage losses payable to the Trustee, as its interests may appear; and

                           "(ii) otherwise comply with the insurance provisions
                  of each Collateral Document.

                  "(b) The Company will furnish to the Trustee on or prior to June 30, 2000 and annually thereafter:

                           "(i) a schedule describing all insurance maintained
                  by the Company and its Restricted Subsidiaries, which schedule shall set forth for each insurance policy the policy number, the scope of coverage, the policy limits and deductibles, the insurer (and reinsurer, if applicable) and the expiration date; and

                           "(ii) an Officer's Certificate certifying that such
                  insurance conforms in all material respects to all requirements of the Indenture and the Collateral Documents (or setting forth in reasonable detail any non-conformance and the reasons therefor).

                  "(c) The Company will, and will cause each Restricted Subsidiary to, furnish to the Trustee original certificates of insurance containing signatures of duly authorized representatives of the insurer on the date hereof and at least 30 days prior to policy termination, cessation or cancellation.

                  "(d) The Company agrees that it shall, and shall cause each Restricted Subsidiary to, cause each insurer making payment in respect of any Event of Loss of any property of the Company or any of its Restricted Subsidiaries, and each Person making any payment in respect of the condemnation or any judgment in any eminent domain proceedings, to pay the Collateral Payment directly to the Trustee. The Company further agrees that, in the event it shall receive any Collateral Payment, it shall pay over such Casualty Loss Payment to the Trustee as soon as possible. The Trustee shall apply such Collateral Payments in accordance with Section 4.19.

         4.7      Amendments to Section 6.01.

                  (a) Amendments to Section 6.01(a)(iv). Section 6.01(a)(iv) of the Existing Indenture is amended and restated in its entirety to read as follows:

                                    "(iv) any failure of the Company or any
                           Restricted Subsidiary to perform or observe any other term, covenant or agreement applicable to it and contained in the Notes, this Indenture (other than a default specified in clause (i), (ii) or (iii) above), the Subsidiary Guarantees, any Collateral Document or the Restructuring Agreement, as the case may be, for a period of 30 days after written notice of that failure is given (a) to the Company or the Restricted Subsidiary, as the case may be, by the Trustee or (b) to the Company or the Restricted Subsidiary, as the case may be, and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;"

                  (b) Amendments to Section 6.01(a). Section 6.01(a)(viii) of the Existing Indenture is amended and restated in its entirety, and a new Section 6.01(a)(ix), a new Section 6.01(a)(x), a new Section 6.01(a)(xi), a new Section 6.01(a)(xii), and a new Section 6.01(a)(xiii) are added at the end thereof, in each case, to read as follows:

                           "(viii) except as permitted by this Indenture and the
                  Notes, the cessation of the effectiveness of any Subsidiary Guarantee, any Collateral Document or the Restructuring Agreement; or the repudiation by the Company or any Subsidiary Guarantor (or by any Person acting on behalf of any Subsidiary Guarantor) of its obligations under its Subsidiary Guarantee, any of the Collateral Documents or the Restructuring Agreement;

                           "(ix) any of the Liens created by the Collateral
                  Documents shall cease to be enforceable or shall not have the priority purported to be created thereby (subject to Permitted

                  Liens and other than such failures which are expressly permitted hereunder or under the Collateral Documents);

                           "(x) there shall occur the loss, theft, substantial
                  damage to or destruction of, or any other Event of Loss with respect to, any portion of the Collateral not fully covered by insurance (less applicable deductibles), which uncovered portion of the Collateral by itself has a fair market value in excess of $1,000,000 or with other such losses, thefts, damage or destruction of uncovered portions of Collateral occurring while this Indenture is in effect have an aggregate fair market value in excess of $2,000,000;

                           "(xi) the failure in any material respect of any
                  representation or warranty made in any Collateral Document or the Restructuring Agreement to be true when made; and

                           "(xii) the occurrence of an "Event of Default", as
                  such term is defined in any Collateral Document."

         4.8      Amendments to Section 6.03.

         Section 6.03 of the Existing Indenture is amended by designating the existing text of Section 6.03 of the Existing Indenture to be subsection (a) of such Section (and by adding the letter "(a)" immediately following the Section heading and immediately before the text of such Section), and by adding the following to the end of such Section as a new Section 6.03(b):

                  "(b) In addition to the exercise of all other rights and remedies permitted to be exercised by the Trustee hereunder, in the event that either:

                           "(i) the maturity of the Notes is accelerated in
                  accordance with the provisions of Section 6.02; or

                           "(ii) subject to Section 6.05, an Event of Default
                  has occurred and is continuing, and the Trustee is directed to do so in writing by the Majority Note Holders;

         "then the Trustee shall proceed, subject to Section 6.05, to enforce the rights of the Trustee and the Holders of Securities pursuant to the provisions of the Collateral Documents. In no event may a Holder exercise any right or remedy with respect to any Collateral under any Collateral Document, such right of exercise being vested solely in the

         Trustee as herein provided and as provided in the Collateral
         Documents."

         4.9      Amendment to Section 6.08.

         Section 6.08 of the Existing Indenture is amended and restated in its entirety to read as follows:

                  "If an Event of Default specified in Section 6.01(a)(i) or
         (a)(ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company (or any Subsidiary Guarantor or other obligor under the Notes) for:

                           "(i) principal, premium, if any, interest, if any,
                  and Liquidated Damages, if any, remaining unpaid on the Notes;

                           "(ii) interest on overdue principal and premium, if
                  any, and, to the extent lawful, interest;

                           "(iii) such further amount as shall be sufficient to
                  cover the costs and expenses of collection and of the exercise of other remedies (including, without limitation, proceeding against the Collateral), including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts recoverable or payable to the Trustee under this Indenture, the Collateral Documents or otherwise ("Trustee Expenses"); and

                           "(iv) all other Note Obligations, if any."

         4.10     Amendments to Section 6.10.

         Section 6.10 of the Existing Indenture is amended by (a) adding the words "or Section 4.19" after the words "Article VI" in the first line thereof, and (b) deleting the word "and" following the semicolon in clause Second of such definition; designating the existing text of clause Third as clause Fourth, and by adding the following clause Third after clause Second:

                  "Third: To the Holders in payment of all other Note Obligations, if any; and"

         4.11     Amendment to Section 7.06.

         Section 7.06 of the Existing Indenture is amended and restated in its entirety to read as follows:

                  "Within 60 days after each May 15 beginning with May 15, 1999, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with section 313(a) of the TIA (but if no event described in section 313(a) of the TIA has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee shall comply with section 313(b)(1) and section 313(b)(2) of the TIA, and shall transmit the reports required thereby within the time periods prescribed therein. The Trustee shall also transmit by mail all reports as required by section 313(c) of the TIA. Commencing at the time this Indenture is qualified under the TIA, a copy of each report at the time of its mailing to Holders shall be filed pursuant to TIA section 313(d) with the Commission and each stock exchange on which the Notes are listed. The Company shall notify the Trustee when the Notes are listed or delisted on any stock exchange."

         4.12     Addition to Article VIII.

         Article VIII of the Existing Indenture shall be amended by adding to the end of such Article VIII a new Section 8.07, to read in its entirety as follows:

                  "Section 8.07.    Release of Liens.

                  "Upon either:

                           "(a) the full and final payment in cash and discharge
                  of all of the Note Obligations of the Company and each Subsidiary Guarantor in respect of the Notes, the Subsidiary Guarantees, this Indenture and the Collateral Documents, or

                           "(b) upon the consummation in full of a Legal
                  Defeasance;

                  "all Liens of the Trustee upon all Collateral (other than, in the case of a Legal Defeasance, the cash or non-callable Government Securities deposited to accomplish such Legal Defeasance) shall be deemed to be released. Upon a Company Order, accompanied by an Officers' Certificate and Opinion of Counsel to the effect that the conditions set forth in this Indenture for the release of such Liens has been satisfied, the Trustee shall execute such instruments and documents as the Company shall reasonably request to effectuate the release of record of such Liens and reconveyance of such Collateral so disposed of."

         4.13     Amendment to Section 9.01.

         Section 9.01 of the Existing Indenture is amended and restated in its entirety to read as follows:

                  "Notwithstanding Section 9.02, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, any Collateral Document or the Notes, or enter into any new Collateral Document, without the consent of any Holder to:

                           "(i) cure any ambiguity, defect or inconsistency;

                           "(ii) provide for uncertificated Notes in addition to
                  or in place of Certificated Notes;

                           "(iii) provide for the assumption of the obligations
                  to the Holders of the Company or a Subsidiary Guarantor, as the case may be, in the event of a merger or consolidation;

                           "(iv) make any change that (1) would provide any
                  additional rights or benefits to Holders or (2) does not adversely affect the legal rights under this Indenture of any Holder;

                           "(v) comply with Section 4.19, 4.20 or 4.21 or
                  Article X;

                           "(vi) secure the Notes pursuant to the requirements
                  of Section 4.11 or otherwise; or

                           "(vii) comply with the requirements of the Commission
                  in order to effect or maintain the qualification of this Indenture under the TIA."

         4.14     Amendment to Section 9.02.

         That portion of the first sentence of Section 9.02(a) of the Existing Indenture which precedes the proviso to Section 9.02(a) of the Existing Indenture is amended and restated in its entirety to read as follows:

                  "Except as otherwise provided in Sections 9.01, this Indenture, the Collateral Documents and the Notes may be amended or supplemented with the written consent of the Majority Note Holders (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, the Collateral Documents or the Notes may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes) with the consent of the Majority Note Holders (including consents obtained in connection with a tender offer or exchange offer for the Notes);"

The proviso to such sentence shall remain unchanged.

         4.15     Amendment to Exhibit A.

         Exhibit A to the Existing Indenture, the Form of Note, shall be amended and restated in its entirety to read as set forth in Exhibit A to this Supplemental Indenture.

         4.16     Addition of Schedule 1.01.

         Schedule 1.01, Schedule 1.01(a), Schedule 1.01(b), and Schedule 1.01(c) attached hereto are added to the Existing Indenture as Schedule 1.01, Schedule 1.01(a), Schedule 1.01(b), and Schedule 1.01(c).

5.   AMENDMENTS TO THE EXISTING NOTES.

         5.1      Capitalization of the June 1, 2000 Interest Payment.

         The Company and the Holders of all of the outstanding Existing Notes have agreed that, in lieu of paying the interest payment in respect of the Existing Notes which was otherwise due on June 1, 2000, the Company shall make such interest payment by adding the amount of interest so due in respect of each Note to the outstanding principal amount of such Existing Note. By their execution and delivery hereof, the Subsidiary Guarantors consent to such capitalization of such interest payment and do covenant and agree that the same shall no longer be due and payable except in connection with the payment of the principal amount of each Note, as amended pursuant to Exhibit A.

         5.2      Agreement to Amend Note.

         The Company and the holders of all of the outstanding Existing Notes have agreed to certain amendments to the form of each outstanding Existing Note in order to reflect the change in interest payment contemplated by Section 5.1 of this Supplemental Indenture, the terms of such amended Note to be as set forth in Exhibit A hereto. By their execution and delivery hereof, the Subsidiary Guarantors consent to such amendments. The holders of the Existing Notes have directed the Trustee to effect this amendment.

         5.3      Exchange of Note Certificates.

         In order to effect the agreements of the Company, the Subsidiary Guarantors, each of the holders of the Notes and the Trustee, the parties hereto agree that:

                  (a) the Company, on or prior to June 30, 2000, shall produce a new, replacement Note, in the form of Exhibit A hereto, in respect of each outstanding Existing Note, each such Note to be registered in a principal amount equal to the sum of:

                           (i) the outstanding principal amount of such Existing
                  Note; plus

                           (ii) the amount of interest which the Company would
                  have been required to pay on June 1, 2000 in respect of such Note had the modification contemplated by Section 5.1 of this Supplemental Indenture and the form of Note set forth in Exhibit A hereto not been made;

         each such Note shall bear the restrictions on transfer (pursuant to Section 2.08 of the Indenture or otherwise), if any, and registration rights (pursuant to the Registration Rights Agreement) and Liquidated Damages, if any, borne by the Existing Note so surrendered; and, if such Existing Note is in a form eligible for deposit with The Depository Trust Company, then such replacement Note shall be in such a form;

                  (b) the Company shall execute each such replacement Note, and each Subsidiary Guarantor shall execute the Subsidiary Guarantee endorsed thereon, and the Company shall deliver each replacement Note to the Trustee;

                  (c) from and after July 1, 2000, interest on the Notes shall accrue, and the Company shall pay interest on the Notes, as if all Existing Notes have been exchanged for replacement Notes pursuant to this Section 5.3, whether or not such exchange has actually occurred; and, to the extent that the Company has duly made such payments to the Paying Agent pursuant to Section 4.01 of the Indenture, the Trustee shall cause the Paying Agent to, and the Paying Agent shall, pay such interest to each Holder of each Note as if such exchange has occurred, whether or not such exchange has actually occurred; and

                  (d) against surrender of any Existing Note by the Holder thereof on or after July 1, 2000, the Trustee shall cause the Registrar to, and the Registrar shall, exchange such Existing Note for the replacement Note delivered by the Company to the Trustee pursuant to this Section 5.3 of this Supplemental Indenture.

6.   MISCELLANEOUS.

         6.1      No Other Modifications.

         Except as specifically modified herein, the Existing Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

         6.2      No Other Additional Trustee Duties.

         Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

         6.3      Counterparts; Facsimiles.

         This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any facsimile of an executed counterpart shall have the same effect as the original executed counterpart.

         6.4      Headings, Etc.

         The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture, and shall in no way modify or restrict any of the terms or provisions of this Supplemental Indenture.

         6.5      Submission to Jurisdiction.

         THE COMPANY AND THE SUBSIDIARY GUARANTORS EXPRESSLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE STATE OF NEW YORK AND THE U.S. FEDERAL COURTS SITTING IN THE CITY OF NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS SUPPLEMENTAL INDENTURE. THE COMPANY AND THE SUBSIDIARY GUARANTORS HEREBY APPOINT CT CORPORATION SYSTEM AS THEIR AGENT UPON WHICH PROCESS MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS SUPPLEMENTAL INDENTURE.

         6.6      Successors.

         All agreements of the Company and the Subsidiary Guarantors in this Supplemental Indenture and the Notes shall bind any successors of the Company and such Subsidiary Guarantors, respectively. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

         6.7      Severability.

         If any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                      [Signature Page Follows on Next Page]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date and year first written above.

                                       FINE AIR SERVICES CORP.


                                       By:_____________________________
                                       Name:
                                       Title:

                                       THE BANK OF NEW YORK, as Trustee


                                       By:_____________________________
                                       Name:
                                       Title:

                                       SUBSIDIARY GUARANTORS:

                                       FINE AIR SERVICES, INC.


                                       By:_____________________________
                                       Name:
                                       Title:

                                       AGRO AIR ASSOCIATES, INC.


                                       By:_____________________________
                                       Name:
                                       Title:

                                       FINE/AAA INTERAIR, INC.


                                       By:_____________________________
                                       Name:
                                       Title:

                                       ARROW AIR, INC.


                                       By:_____________________________
                                       Name:
                                       Title: